Exhibit 99.1

Agenus Secures $22 Million Mortgage and Announces Strategic Operational Realignment

LEXINGTON, Mass.--(BUSINESS WIRE) -- Agenus Inc. (“Agenus” or the “Company”) (Nasdaq: AGEN), an immuno-oncology company focused on innovation has successfully secured a $22 million non-amortizing mortgage backed by its Berkeley-based Biologics CMC facility ("901 Heinz") and its 66-acre biomanufacturing-zoned property in Vacaville, California. Facilitated by L&L Capital, the transaction yields $20 million in net proceeds after closing costs and interest reserve, bolstering the company’s cash position ahead of anticipated additional cash infusions in the coming months. The mortgage, structured with a two-year term, carries interest payable in a 50% cash and 50% common stock arrangement, with rates set at 12% for Year 1 and 13% for Year 2.

Simultaneously, Agenus is executing a Strategic Operational Realignment Plan to sharpen its focus on botensilimab/balstilimab (BOT/BAL) in MSS colorectal cancer (CRC) while driving significant cost reductions. Key components of the plan include:

1.
A projected 60% reduction in annual external expenditures.
2.
Transitioning Agenus’ CMC capabilities into a fee-for-service biologics manufacturing business.

These measures, coupled with anticipated ongoing optimizations, are expected to lower the company’s FY 2025 cash burn to approximately $100 million, pending the finalization of additional strategic transactions.

BOT/BAL has exhibited exceptional clinical activity in MSS CRC and multiple other cancers resistant to existing therapies. Agenus is prepared to execute its late-stage development and regulatory strategy for MSS CRC, targeting both regional and global registration pathways.

The compelling clinical data from BOT/BAL in neoadjuvant, front-line metastatic, and late-line MSS CRC underscores its transformative potential for patients with limited treatment options. With this decisive financial and operational realignment, Agenus aims to revolutionize cancer care, delivering life-saving innovations while establishing a solid foundation for sustained growth and patient benefit.

About Agenus
Agenus is a leading immuno-oncology company targeting cancer with a comprehensive pipeline of immunological agents. The company was founded in 1994 with a mission to expand patient populations benefiting from cancer immunotherapy through combination approaches, using a broad repertoire of antibody therapeutics, adoptive cell therapies (through MiNK Therapeutics) and adjuvants (through SaponiQx). Agenus has robust end-to-end development capabilities, across commercial and clinical cGMP manufacturing facilities, research and discovery, and a global clinical operations footprint. Agenus is headquartered in Lexington, MA. For more information, visit www.agenusbio.com or @agenus_bio. Information that may be important to investors will be routinely posted on our website and social media channels.

About L&L Capital
L&L Capital Partners is a New York City & Palm Beach-based family office specializing in nationwide real estate lending. The firm provides tailored bridge financing solutions to high-quality companies looking to effectively monetize their real estate assets. Leveraging strong relationships with local New York-based lending institutions, L&L strategically sources and capitalizes its deals to grow with its borrower-partners.

About Botensilimab (BOT)
Botensilimab (BOT) is a human Fc enhanced CTLA-4 blocking antibody designed to boost both innate and adaptive anti-tumor immune responses. Its novel design leverages mechanisms of action to extend immunotherapy benefits to “cold” tumors which generally respond poorly to standard of care or are refractory to conventional PD-1/CTLA-4 therapies and investigational therapies. Botensilimab augments immune responses across a wide range of tumor types by priming and activating T cells, downregulating intratumoral regulatory T cells, activating myeloid cells and inducing long-term memory responses.

Approximately 1,100 patients have been treated with botensilimab in phase 1 and phase 2 clinical trials. Botensilimab alone, or in combination with Agenus’ investigational PD-1 antibody, balstilimab, has shown clinical responses across nine metastatic, late-line cancers. For more information about botensilimab trials, visit www.clinicaltrials.gov with the identifiers NCT03860272, NCT05608044, NCT05630183, and NCT05529316.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding its botensilimab and balstilimab programs, expected regulatory timelines and filings, and any other statements containing the words "may," "believes," "expects," "anticipates," "hopes," "intends," "plans," "forecasts," "estimates," "will," “establish,” “potential,” “superiority,” “best in class,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Annual Report on Form 10-K for 2023, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

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Source: Agenus Inc.